Exhibit 99.1

Report to Stockholders: For the Period Ended September 26, 2004

Dear Stockholders:

Your Company reported net income for the third quarter of 2004 of $6.1 million or $.67 per share compared to net income of $13.8 million or $1.53 per share for the third quarter of 2003. Net income in the third quarter of 2003 reflected a net favorable adjustment to income tax expense of $4.6 million related to two nonrecurring items.

Overall financial results in the third quarter of 2004 were weak as net sales decreased by 1.3% due to a 3.8% decline in bottle/can volume offset somewhat by an increase of approximately 2.5% in average revenue per case. A combination of unseasonably cool weather in August, several tropical storms in September and less aggressive promotions by certain retailers led to soft sales in the third quarter. The Company’s immediate consumption business, which has higher margins than our future consumption business, declined by almost 5% in the recent quarter. Despite a modest increase in operating expenses of approximately 1% in the third quarter of 2004, operating profit declined in the quarter as a result of lower sales and the high fixed cost nature of our operations.

The Company continues to focus on reducing its debt through managing capital spending and working capital. Total debt and capital lease obligations at the end of the third quarter of 2004 was more than $80 million lower than at the end of the third quarter of 2003.

Product innovation of both brands and packages has been and will continue to be critical to overall volume growth. The Company introduced Coca-Cola C2, a mid-calorie product from The Coca-Cola Company, during June 2004 and diet Coke with Lime during the first quarter of 2004. For the first nine months of 2004, these two new brands represented approximately 2% of the Company’s bottle/can volume. During the first nine months of 2004, the Company’s diet carbonated soft drink portfolio grew by approximately 6% and the Company’s noncarbonated beverage portfolio also grew, with PowerAde volume increasing by approximately 23% and Dasani up by approximately 4%. The Company’s future success will be significantly impacted by product innovation and revenue management as it continues to strike an appropriate balance between net price realization and volume growth.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited Sept. 26, 2004	Dec. 28, 2003	Unaudited Sept. 28, 2003
Assets
Current Assets:
Cash	$7,895	$18,044	$18,280
Trade accounts receivable, net	87,876	82,222	83,977
Accounts receivable, other	15,401	28,775	29,086
Inventories	51,725	36,891	41,156
Cash surrender value of life insurance, net		27,765
Other current assets	7,948	6,981	7,121

Total current assets	170,845	200,678	179,620

Property, plant and equipment, net	421,883	446,708	457,097
Leased property under capital leases, net	77,760	43,109	43,726
Other assets	26,703	27,653	59,421
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	102,049
Other identifiable intangible assets, net	6,695	9,051	9,844

Total	$1,326,607	$1,349,920	$1,372,429

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$39	$78	$35,039
Current portion of obligations under capital leases	1,797	1,337	1,430
Accounts payable and accrued expenses	157,707	132,904	143,912

Total current liabilities	159,543	134,319	180,381

Deferred income taxes	161,029	156,094	155,650
Other liabilities	118,721	125,299	116,349
Obligations under capital leases	79,643	44,226	44,491
Long-term debt	703,039	802,639	785,078

Total liabilities	1,221,975	1,262,577	1,281,949

Minority interest	38,315	34,871	34,264
Stockholders’ equity	66,317	52,472	56,216

Total	$1,326,607	$1,349,920	$1,372,429

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2004	2003	2004	2003
Net sales	$321,336	$325,637	$937,774	$919,002
Cost of sales, excluding depreciation expense shown below	169,938	168,949	485,174	474,663

Gross margin	151,398	156,688	452,600	444,339

Selling, delivery and administrative expenses, excluding depreciation expense shown below	109,646	108,329	328,140	316,785
Depreciation expense	17,795	18,956	53,108	57,253
Amortization of intangibles	766	846	2,356	2,311

Income from operations	23,191	28,557	68,996	67,990
Interest expense	10,838	10,414	31,822	31,701
Minority interest	1,346	1,432	3,444	2,690

Income before income taxes	11,007	16,711	33,730	33,599
Income taxes	4,899	2,865	14,204	6,446

Net income	$6,108	$13,846	$19,526	$27,153

Basic net income per share	$.67	$1.53	$2.15	$3.00
Diluted net income per share	$.67	$1.53	$2.15	$3.00

Weighted average number of common shares outstanding	9,063	9,043	9,063	9,043
Weighted average number of common shares outstanding — assuming dilution	9,063	9,043	9,063	9,043

Cash dividends per share
Common Stock	$.25	$.25	$.75	$.75
Class B Common Stock	$.25	$.25	$.75	$.75

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Company Website

www.cokeconsolidated.com

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q to the Securities and Exchange Commission (“SEC”) are available without charge upon written request to David V. Singer, Executive Vice President, Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. These filings are also available on the Company’s website as well as on the SEC’s website at www.sec.gov.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Report to Stockholders, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to the reduction of debt through management of capital spending and working capital; product innovation of both brands and packages critical to overall volume growth; and an ongoing focus and monitoring of the appropriate balance between net pricing and volume. These statements and expectations are based on the currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling prices resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of certain marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts; the inability of our aluminum can or PET bottle suppliers to meet our sales demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated returns on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to carbonated and noncarbonated soft drinks; inability to increase selling prices to offset higher raw material costs; reduced product innovation; significant changes in credit ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances; and changes in financial markets.